EXHIBIT 3.4

ARTICLES OF AMENDMENT TO THE CHARTER

OF

FRANKLIN FINANCIAL NETWORK, INC.

(Control Number 0545877)

Pursuant to the provisions of Section 48-20-101 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. Name. The name of the corporation is:

FRANKLIN FINANCIAL NETWORK, INC.

2. The amendment adopted is that Article 2 is replaced in its entirety with the following:

2. (a) Common Stock. The authorized amount of common voting stock of the corporation shall be ten million (10,000,000) shares of common stock, no par value, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution. There shall be no preemptive rights for holders of common stock.

(b) Preferred Stock. The total number of shares of Preferred Stock which the corporation shall have the authority to issue is One Million (1,000,000) shares, having no designated par value. The Board of Directors is authorized to issue Preferred Stock from time to time in one or more classes or series and to provide for the designation, preferences, limitations and relative rights (within the limits set forth in the Tennessee Business Corporation Act) of the shares of each class or series by the adoption Articles of Amendment to the Articles of Incorporation of the corporation setting forth:

(i) the maximum number of shares in the class or series and the designation of the class or series, which designation shall distinguish the shares thereof from the shares of any other class or series;

(ii) whether shares of the class or series are redeemable or convertible (A) at the option of the corporation, a shareholder or another person or upon the occurrence of a designated event, (B) for cash, indebtedness, securities or other property and (C) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(iii) any right of holders of shares of the class or series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, non-cumulative or partially cumulative;

(iv) the amount payable upon the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(v) any preference of the shares of the class or series over the shares of any other class or series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the corporation; and

(vi) any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such class or series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the laws of the State of Tennessee and not inconsistent with the provisions of this Article.

All shares of a series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, of those of other series of the same class. Before the issuance of any shares of a class or series, Articles of Amendment establishing such class or series shall be filed with and made effective by the Secretary of State of Tennessee, as required by law.

3. The corporation is a for-profit corporation.

4. The amendment was duly adopted at a meeting of the shareholders on April 21, 2011.

5. The amendment will become effective upon filing of this amendment with the Secretary of State.

Dated this 27 day of September, 2011.

FRANKLIN FINANCIAL NETWORK, INC.:

By:	/s/ Richard E. Herrington
Richard E. Herrington, President/CEO

SS-4421 (Rev. 10/01) RDA	Filing Fee: $20.00	RDA 1678

SECRETARY’S CERTIFICATE

I, being the Secretary of Franklin Synergy Bank, a Tennessee banking corporation (the “Corporation”), hereby certify that the following resolution was duly adopted by the Board of Directors on March 17, 2011, and that such resolution has not been repealed or revoked, but is currently in full force and effect.

RESOLVED, that the Charter of the Corporation be amended to add a class of blank check preferred stock as described in the proposed Amendment to the Charter presented to this meeting.

IN WITNESS WHEREOF, I have affixed my signature as Secretary of the Corporation this 27th day of September, 2011.

/s/ Mandy M. Garland, Secretary
Mandy M. Garland, Secretary